EXHIBIT 3(i)

Note: The Certificate of Incorporation of Cannon Express, Inc. is restated in electronic format herein pursuant to Rule 102(c) of Regulation S-T. The Certificate of Incorporation, however, has not been filed in restated form with the Delaware Secretary of State.


                        CERTIFICATE OF INCORPORATION
                                    OF
                             CANNON EXPRESS, INC.


     FIRST:  The name of the Company is Cannon Express, Inc.

     SECOND: The address of the registered office of the Company in the State of Delaware is 229 South State Street in the City of Dover, County of Kent. The name of the registered agent of the Company at such address is the United States Corporation Company.

     THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of capital stock of which the Company shall have authority to issue is Ten Million (10,000,000) shares of Common Stock having a par value of $0.01 per share.

     FIFTH: The business and affairs of the Company shall be managed by the Board of Directors consisting of not less than two (2) nor more than ten (10) persons. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

     The Board of Directors shall be natural persons of full age. The initial term of office of each director shall expire at the Annual Meeting of Stockholders in 1987. At each annual election commencing at the Annual Meeting of Stockholders of 1987, the successors to the directors shall be elected to hold office for a term of one year. Each director shall hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified or until his death, or until he shall resign.

     Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     During his term of office any director may be removed from his office as a director for cause or otherwise by the vote of 66 2/3% of the stockholders.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws.

     SEVENTH:

     A.1. In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation, and except as otherwise expressly provided in subparagraph B:

          a. any merger or consolidation of the Company or any subsidiary (as hereinafter defined) with or into (i) any Substantial Stockholder (as hereinafter defined), or (ii) any other corporation (whether or not itself a Substantial Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a Substantial Stockholder, or

          b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (i) any Substantial Stockholder, or (ii) an Affiliate of a Substantial Stockholder of any assets of the Company or any subsidiary having an aggregate fair market value of $4,000,000 or more, or

          c. the issuance or transfer of the Company or any Subsidiary (in one transaction or a series of related transaction) of any securities of the Company or any Subsidiary to (i) any Substantial Stockholder or (ii) any other Company (whether or not itself a Substantial Stockholder) which, after such issuance or transfer, would be an Affiliate of a Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $4,000,000 or more, or

          d. the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of a Substantial Stockholder or an Affiliate of a Substantial Stockholder, or

          e. any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Company with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder or an Affiliate of a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary which is directly or indirectly owned by any Substantial Stockholder or by an Affiliate of a Substantial Stockholder, shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, considered for the purpose of this Article Seventh as one class ("Voting Shares"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          2. The term "business combination" as used in this Article Seventh shall mean any transaction which is referred to in any one or more clauses (a) through (e) of Section 1 of this subparagraph A.

     B. The provisions of subparagraph A of this Article Seventh shall not be applicable to any particular business combination, and such business combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

          1. The business combination shall have been approved by a majority of the "Continuing Directors" (as hereinafter defined).

          2.     All of the following conditions shall have been met:
               a.     The ratio of:

                    (1) the aggregate amount of the cash and the fair market value of other consideration to be received per share of holders of common stock of the Company ("Common Stock") in such business combination, to

                    (2)     the market price of the Common Stock
immediately prior to the public announcement of the proposal of such business combination, is at least as great as the ratio of

                         (i)     the highest per share price (including
brokerage commissions, transfer taxes and soliciting dealers' fees) which such Substantial Stockholder has paid for any shares of Common Stock acquired by it within the five year period prior to the business combination.

          to

                         (ii)  the market price of the Common Stock
immediately prior to the initial acquisition by such Substantial
Stockholder of any Common Stock;

          b. The aggregate amount of cash and fair market value of other consideration to be received per share by holders of Common Stock in such business combination:

               (1) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by Substantial Stockholder in acquiring any of its holdings of Common Stock, and

               (2) is not less than the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination multiplied by the then price/earnings multiple (if any) of such Substantial Stockholder as customarily computed and reported in the financial community;

          c. The aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding capital stock of the Company shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B.2.c. shall be required to be met with respect to every class of outstanding capital stock of the Company whether or to the Substantial Stockholder has previously acquired any shares of a particular class of capital stock):

               (1) (if applicable) the highest per share (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by the Substantial Stockholder for any shares of such class of capital stock acquired by it (1) within the five year period immediately prior to the first public announcement of the proposal of the business combination (the "Announcement Date") or (2) in the transaction in which it became a Substantial Stockholder, whichever is higher;

               (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of capital stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company;

               (3) the fair market value per share of such class of capital stock (which may be determined by a majority of the Continuing Directors) on the Announcement Date or on the date on which the Substantial Stockholder became a Substantial Shareholder (the "Determination Date"), whichever is higher; and

               (4) (if applicable) the price per share equal to the fair market value per share of such class of capital stock determined pursuant to paragraph B.2.c. (3) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Substantial Stockholder for any shares of such class of capital stock acquired by it within the five-year period immediately prior to the Announcement Date to (2) the fair market value per share of such class of capital stock on the first day in such five-year period upon which the Substantial Stockholder acquired any shares of such class of Voting Shares.

          d. The consideration to be received by holders of the capital stock of the Company in such business combination shall be in cash or in the same form and of the same kind as the consideration paid by the Substantial Stockholder in acquiring the shares of Stock already owned by it;

          e. After such Substantial Stockholder has acquired ownership of not less than 10% of the then outstanding Voting Shares (a "10% Interest") and prior to the consummation of such business combination;

               (1) the Substantial Stockholder shall have taken steps to ensure that the Company's Board of Directors included at all times representation by Continuing Director(s) (as hereinafter defined) proportionate to the ratio that the Voting Shares which from time to time are owned by persons other than the Substantial Stockholder ("Public Holders") bear to all Voting Shares outstanding at such respective times (with a Continuing Director to occupy any resulting fractional Board position);

               (2) there shall have been no reduction in the rate of dividends payable on the Common Stock except as may have been approved by a majority vote of the Continuing Directors;

               (3) such Substantial Stockholder shall not have acquired any newly issued shares of capital stock of the Company, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to obtaining a 10% Interest or as a result of a pro rata stock dividend or stock split; and

               (4) such Substantial Stockholder shall not have acquired any additional shares of the Company's outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as part of the transaction which results in such Substantial Stockholder acquiring its 10% Interest.

          f. Prior to the consummation of such business combination, such Substantial Stockholder shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loss, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company, or (ii) made any major change in the Company's business or equity capital structure without the approval of a majority of the Continuing Directors; and

          g. A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such business combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such business combination, from the point of view of the holders of Voting Shares other than the Substantial Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Company of such opinion.)

     C.     For the purposes of this Article Seventh:

          1. A "person" shall mean any individual, firm, corporation or other entity.

          2. "Substantial Stockholder" shall mean, in respect of any business combination, any person (other than the Company or any subsidiary) who or which as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or as of the time of the vote on such business combination, or immediately prior to the consummation of any such transaction,

               (a) is the beneficial owner, directly or indirectly, of not less than 10% of the Voting Shares, or,

               (b) is an Affiliate of the Company and at any time within five years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares, or

               (c) is an assignee of or has otherwise succeeded to any shares of capital stock of the company which were at any time within five years prior thereto beneficially owned by any Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          3.     A person shall be the "beneficial owner" of any Voting
Shares:

               (a) which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly, or

               (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding or

               (c) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company.

          4. The outstanding Voting Shares shall include shares deemed owned through application of section 3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

          5. "Continuing Director" shall mean a person who was a director prior to October 1, 1986 or who was a member of the Board of Directors of the Company elected by the Public Holders prior to the date as of which the Substantial Stockholder acquired 10% of the then outstanding Voting Shares, or a person designated (before his initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

          6. "Other consideration to be received" shall mean Common Stock of the Company retained by its Public Holders in the event of a business combination in which the Company is the surviving corporation.

          7. "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1982.

          8. "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934; as in effect on January 1, 1984) which is owned, directly or indirectly, by the Company; provided, however, that for the purposes of the definition of Substantial Stockholders set forth in section 2 of this subparagraph C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Company.

     D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them, (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in section 3 of subparagraph C, or (d) whether the assets subject to any business combination have an aggregate fair market value of $4,000,000 or more.

     E. Nothing contained in Article Seventh shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

     EIGHTH:   The Company reserves the right to amend, alter, change or
repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Shares shall be required to amend, alter, change or appeal, or to adopt any provision inconsistent with, Articles Fifth, Seventh, Tenth, Twelfth and this Article Eighth of this Certificate of Incorporation, provided that such 66 2/3 vote shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by a majority of the Continuing Directors, as defined in Article Seventh.

     NINTH:   The holders of a majority of the Common Stock issued,
outstanding, and entitled to vote at the time a determination is made, present in person, or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business.

     TENTH:   Any action required or permitted to be taken by the
stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the Chairman of the Board or President, upon not less than 10 nor more than 60 days' written notice.

     ELEVENTH:   Whenever a compromise or arrangement is proposed between
this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing two-thirds in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

     TWELFTH:   The bylaws of the Company may be amended or repealed, or
new bylaws may be adopted (a) by the affirmative vote of seventy-five percent of the voting power of the then outstanding Voting Shares; provided that the notice of such meeting of stockholders, whether regular or special, shall specify as one of the purposes thereof the making of such amendment or repeal; or (b) by the affirmative vote of the majority of the Board of Directors at any regular or special meeting.

     THIRTEENTH:   Any person who, by reason of the fact he is or was a
director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, shall be indemnified by the Company; provided, such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification shall be provided against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, that with respect to an action or suit by or in the right of the Company, such indemnification shall be only against expenses (including attorneys' fees) and in such cases no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable, unless, and only to the extent that, the court in which the action or suit was brought determines, upon application, that despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the action, suit or proceeding.

     Any other indemnification hereunder, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth herein. The determination shall be made, (i) by the board of directors who were not parties to the action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. The termination, of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, that had reasonable cause to believe that his conduct was unlawful.

     Expenses (including attorneys' fees), incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized herein.

     The indemnification and advancement of expenses provided hereunder, or granted pursuant to this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable statute as amended from time to time, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions herein.

     For purposes of this Article, references to "the Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article.

     FOURTEENTH: No director shall have any personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such breach does not (i) constitute a breach of such director's duty of loyalty to the Company or its stockholders, (ii) consist of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) give rise to liability under Section 174 of the General Corporation Law of the State of Delaware, or (iv) involve any transaction from which such director derived an improper personal benefit.

     FIFTEENTH: The incorporator is Robert B. Thomson, whose mailing address is 2700 City Center Square, 12th & Baltimore, P.O. Box 26010, Kansas City, Missouri 64196.